Exhibit 10.75

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION OF

300,000 DWT CLASS CRUDE OIL CARRIER

HULL NO. S768

BETWEEN

NAVIG8 CRUDE TANKERS INC

(AS BUYER)

AND

HYUNDAI SAMHO HEAVY INDUSTRIES CO., LTD.

(AS BUILDER)

I  N  D  E  X

			PAGE

PREAMBLE			3

ARTICLE	I	: DESCRIPTION AND CLASS	4

	II	: CONTRACT PRICE	8

	III	: ADJUSTMENT OF THE CONTRACT PRICE	9

	IV	: INSPECTION AND APPROVAL	12

	V	: MODIFICATIONS, CHANGES AND EXTRAS	18

	VI	: TRIALS AND COMPLETION	21

	VII	: DELIVERY	25

	VIII	:DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)	29

	IX	: WARRANTY OF QUALITY	32

	X	: PAYMENT	35

	XI	: BUYER’S DEFAULT	41

	XII	: BUYER’S SUPPLIES	45

	XIII	: ARBITRATION	48

	XIV	: SUCCESSORS AND ASSIGNS	50

	XV	: TAXES AND DUTIES	51

	XVI	: PATENTS, TRADEMARKS AND COPYRIGHTS	52

	XVII	: COMPLIANCE AND ANTI-BRIBERY	53

	XVIII	: INTERPRETATION AND GOVERNING LAW	54

	XIX	: NOTICE	55

	XX	: EFFECTIVENESS OF THIS CONTRACT	56

	XXI	: EXCLUSIVENESS	57

EXHIBIT “A” LETTER OF GUARANTEE			59

THIS CONTRACT, made on this 12th day of December, 2013 by and between NAVIG8 CRUDE TANKERS INC, a corporation incorporated and existing under the laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “BUYER”), the party of the first part and HYUNDAI SAMHO HEAVY INDUSTRIES CO., LTD. a company organized and existing under the laws of the Republic of Korea, having its principal office 93, Daebul-Ro, Samho-Eup, Yeongam-Gun, Jeollanam-Do, Korea (hereinafter called the “BUILDER”), the party of the second part,

W I T N E S S E T H :

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one (1) 300,000 DWT Class Crude Oil Carrier as described in Article I hereof (hereinafter called the “VESSEL”) at the BUILDER’s shipyard in Korea (hereinafter called the “SHIPYARD”) in accordance with the BUILDER’s shipbuilding practice for Crude Oil Carrier, as the BUILDER has been performing for its other clients and in accordance with HSQS (Hyundai Samho Shipbuilding Quality Standard) and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth:

(End of Preamble)

ARTICLE I: DESCRIPTION AND CLASS

1.              DESCRIPTION

The VESSEL shall have the BUILDER’s Hull No. S768 and shall be designed, constructed, equipped and completed in accordance with the specifications (No. CONV300-FS-P1, dated 10th December 2013) and the general arrangement plan (No. 1G7000201, dated 10th December 2013) attached thereto (hereinafter called respectively the “SPECIFICATIONS” and the “PLAN”) signed by both parties, which shall constitute an integral part of this CONTRACT although not attached hereto.

The SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATIONS or anything stipulated in the SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the SPECIFICATIONS and the PLAN, the SPECIFICATIONS shall prevail. Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

2.              BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

(a)         The basic dimensions and principal particulars of the VESSEL shall be:

Length, overall	abt.	333 m
Length, between perpendiculars	abt.	322 m
Breadth, moulded	abt.	60 m
Depth, moulded	abt.	29.4 m
Design draught, moulded	abt.	20.5 m
Scantling draught, moulded	abt.	21.6 m

Main Engine	:	HYUNDAI - B&W 7G80ME-C9.2
Nominal Rating: 32,970 kW x 72 RPM
MCR: 24,400 kW x 66 RPM
NCR: 17,080 kW x 58.6 RPM

Main engine to be part load optimized

Deadweight, guaranteed :		299,969 metric tons at the Scantling draught of 21.6 meters on even keel in sea water of specific gravity of 1.025.

Speed, guaranteed	:	14.8 knots at the design draught of 20.5 meters at the condition of clean bottom and in calm and deep sea with main engine output of 17,080 kW with 15% sea margin.

Fuel Consumption, guaranteed	:	161.7 grams/kW-hour using marine diesel oil having lower calorific value of 42,700 kj/kg at MCR measured at the shop trial with I.S.O reference conditions.

The details of the aforementioned particulars as well as the definitions and method of measurements and calculations are as indicated in the SPECIFICATIONS.

(b)         The dimensions may be slightly modified by the BUILDER, who also reserves the right to make changes to the SPECIFICATIONS and the PLAN if found necessary to suit the local conditions and facilities of the SHIPYARD, the availability of materials and equipment, the introduction of improved production methods or otherwise, subject to the written approval of the BUYER which the BUYER shall not withhold unreasonably, and all subject to the other relevant provisions of this CONTRACT.

3.              CLASSIFICATION, RULES AND REGULATIONS

(a)         The VESSEL, including its machinery, equipment and outfitting shall be designed, equipped and constructed in accordance with the BUILDER’s HSQS (Hyundai Samho Shipbuilding Quality Standard) and shipbuilding practices.

The VESSEL shall be built in compliance with the rules (editions and amendments thereto being in force at the date of signing this CONTRACT) of Korean Register of Shipping (hereinafter called the “CLASSIFICATION SOCIETY”), classed and registered with the symbol of +KRS1-Oil Tanker (Double Hull) ‘ESP’, (FBC), (CSR), Crude, VEC-2, IGS, COW, IWS, IBWM, LI, +KRM1-UMA, STCM, PSPC, IAFS, IOPP, ISPP, IGPP, IAPP, IIHM, IEE, EQ-SPM, ERS, CHA.

The VESSEL shall be built in compliance with the standards provided in the SPECIFICATIONS and with the Rules and Regulations as mentioned in the SPECIFICATIONS which are in force at the date of signing the SPECIFICATIONS (for reference, the published LR’s “Future IMO Legislation, Aug 2013” to be used).

EEDI verification to be performed by the BUILDER during sea trials and confirmed by the CLASSIFICATION SOCIETY.

(b)         The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of representative(s) to the VESSEL during each stage of construction. All fees and charges incidental to classification of the VESSEL as well as in compliance with the above specified rules, regulations and requirements of this CONTRACT shall be for the account of the BUILDER.

All major plans, materials and workmanship used in the construction of the VESSEL shall be subject to inspection and test by the CLASSIFICATION SOCIETY in accordance with the rules and regulations of the CLASSIFICATION SOCIETY.

(c)          The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER, provided that in the case of dispute the decision shall be endorsed by Head Office of the CLASSIFICATION SOCIETY.

4.              SUBCONTRACTING

The BUILDER is authorised to sub-contract part of the work to third party sub-contractors who will carry out works in accordance with the quality standards and shipbuilding practices outlined above at Article I. 3. (a) of this CONTRACT, provided that the work is done in Korea and the BUILDER shall have first given notice in writing to the BUYER.

Without prejudice to the generality of the foregoing, the BUILDER shall remain fully liable for the due and complete performance of all the BUILDER’s obligation under this CONTRACT notwithstanding the entering into of any such sub-contract as aforesaid. However, the VESSEL shall always remain at the SHIPYARD unless the BUYER and the BUILDER agree otherwise.

No sub-contract shall bind or purport to bind the BUYER, and each sub-contract shall be the responsibility of the BUILDER and not contain any retention rights, liens or other such rights that may interfere at anytime with the transfer of unencumbered ownership and title of the VESSEL by the BUILDER to the BUYER.

All sub-contractors howsoever employed or engaged are hereby declared and agreed to be sub-contractors employed or engaged by the BUILDER and the BUILDER agrees that it is and shall remain fully responsible for and liable in respect of any sub-contractors and/or their acts or omissions and, without prejudice to the generality of the foregoing, the BUILDER shall ensure control over supervision and scheduling of the all work done by any subcontractor.

The BUILDER hereby agrees that if any of its employees, servants or agents or those of the sub-contractors appointed pursuant to this CONTRACT shall, in the reasonable opinion of the

BUYER, not be carrying out properly their duties and responsibilities under or pursuant to the terms of this CONTRACT, the BUYER shall be entitled (by giving written notice to the BUILDER) to draw the same to the attention of the BUILDER and, if the BUYER considers it necessary, to request the BUILDER to replace such person(s) if the same are its own employees, servants or agents, or to use its best endeavours to replace such person(s) if the same are the employees, servants or agents of a sub-contractor. The BUILDER shall investigate any such request, and, if found justified, take appropriate action. Any such replacement shall be within such a time scale so as to ensure that the BUILDER continues to carry out all of its duties and obligations under or pursuant to this CONTRACT.

The BUYER’s inspection and final assembly of any subcontracted work shall be at the BUILDER’s SHIPYARD. The BUILDER will arrange for the BUYER to execute pre-production inspection of sub-contractors premises by providing reasonable advanced notice to inspect the facility. The BUYER retains the right to inspect vetting records by BUILDER’s Quality Control Department confirming compliance with the BUILDER’s quality standards.

The BUYER’s rights hereunder shall not in any way be reduced in respect of such sub-contracted work and the BUYER shall not bear any additional costs in respect of such sub-contracted work.

5.              NATIONALITY OF THE VESSEL

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of Marshall Islands with its home port at the time of its delivery and acceptance hereunder.

(End of Article)

ARTICLE II: CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be United States Dollars Ninety Five Million Three Hundred Thousand (US$ 95,300,000.-) (hereinafter called the “CONTRACT PRICE”) which shall be paid plus any increases or less any decreases due to adjustment or modification, if any, as set forth in this CONTRACT. Subject to the above, the CONTRACT PRICE is fixed and is not subject to any fluctuations in or on account of wages, costs of equipment or materials or currencies or otherwise. The above CONTRACT PRICE shall include payment for services in the inspection, test, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER’s supplies as stipulated in Article XII.

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS. All other costs and expenses of the BUILDER as provided in the CONTRACT or the SPECIFICATIONS or otherwise incurred by the BUILDER are for the account of the BUILDER unless expressly specified as being for the account of the BUYER in the CONTRACT or otherwise in writing.

The BUILDER shall, however undertake to install in the VESSEL all of such BUYER’s supplies in accordance with the SPECIFICATIONS without extra cost to the BUYER, but the BUYER shall pay all charges and expenses, including, but not limited to, the customs clearance fee, for transporting such BUYER’s supplied articles to the SHIPYARD.

(End of Article)

ARTICLE III: ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this Article is by way of liquidated damages and not by way of penalty.

1.              DELAYED DELIVERY

(a)         No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of the delay in delivery of the VESSEL [ending as of 12 o’clock midnight Korean Standard Time on the thirtieth (30th) day of delay] beyond the Delivery Date calculated as provided in Article VII.1. hereof.

(b)         If delivery of the VESSEL is delayed more than thirty (30) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT, then, beginning at midnight of the thirtieth (30th) day after such due date, the CONTRACT PRICE of the VESSEL shall be reduced by U.S. Dollars Twenty Three Thousand (US$ 23,000) for each full day of delay.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the delay of one hundred and Eighty (180) days after thirty (30) days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

(c)          But, if the delay in delivery of the VESSEL continues for a period of more than two hundred and ten (210) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT then, in such event, and after such period has expired, the BUYER may, at its option, cancel this CONTRACT by serving upon the BUILDER a notice of cancellation by e-mail or facsimile to be confirmed by a registered letter via airmail directed to the BUILDER at the address given in this CONTRACT. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER. If the BUYER has not served the notice of cancellation after the aforementioned two hundred and ten (210) days delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with Article VIII.3 hereof.

(d)         For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the Delivery Date or permissible delays as provided in ArticlesV.1 and V.3, VI.2, VIII, XI.1, XII.1 and XIII.7, is delivered beyond or before the date upon which delivery would then be due under the terms of this CONTRACT.

2. INSUFFICIENT SPEED

(a)         The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in Article VI hereof, is less than the guaranteed speed as defined in Article I paragraph 2 hereof, provided such deficiency in actual speed is not more than three tenths (3/10) of a knot below the guaranteed speed.

(b)         However, as for the deficiency of more than three tenths (3/10) of a knot in actual speed below the guaranteed speed, the CONTRACT PRICE shall be reduced by U.S. Dollars Eighty Thousand (US$80,000) for each full one-tenth (1/10) of a knot in excess of the said three tenths (3/10) of a knot of deficiency in speed (fractions of less than one-tenth (1/10) of a knot shall be regarded as a full one-tenth (1/10) of a knot). However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of one (1) full knot below the guaranteed speed at the rate of reduction as specified above.

(c)          If the deficiency in actual speed of the VESSEL is more than one (1) full knot below the guaranteed speed, then the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as provided in Article VI.5. hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for one (1) full knot of deficiency only.

3.              EXCESSIVE FUEL CONSUMPTION

(a)         The CONTRACT PRICE of the VESSEL shall not be affected or changed by reason of the fuel consumption of the VESSEL’s main engine, as determined by the engine manufacturer’s shop trial as per the SPECIFICATIONS being more than the guaranteed fuel consumption of the VESSEL’s main engine as defined in Article I paragraph 2 hereof, if such excess is not more than five per cent (5%) over the guaranteed fuel consumption.

BUYER’s Representatives will be provided fourteen (14) days notice of engine trials in order to be present during aforementioned trials.

(b)         However, as for the excess of more than five percent (5%) in the actual fuel consumption over the guaranteed fuel consumption of the VESSEL’s main engine, the CONTRACT PRICE shall be reduced by U.S. Dollars Eighty Thousand (US$80,000) for each full one per cent (1%) increase in fuel consumption in excess of the said five per cent (5%) increase in fuel consumption (fraction of less than one per cent (1%) shall be regarded as a full one percent (1%)). However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the excess of ten percent (10%) over the guaranteed fuel consumption of the VESSEL’s main engine at the rate of reduction as specified above.

(c)          If such actual fuel consumption exceeds the guaranteed fuel consumption of the VESSEL’s main engine by more than ten percent (10%), the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as specified in Article VI. 5. hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for the ten percent (10%) increase only.

4.              DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(a)         The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual deadweight determined as provided in this CONTRACT and the SPECIFICATIONS, is below the guaranteed deadweight as defined in Article I paragraph 2 hereof by one point five percent (1.5%) of the guaranteed deadweight or less.

(b)         However, should the deficiency in the actual deadweight of the VESSEL be more than XXXX of the guaranteed deadweight (disregarding fractions of less than one (1) metric ton), the CONTRACT PRICE shall be reduced by the sum of U.S. Dollars Seven Hundred (US$700) for each one (1) metric deficiency (disregarding fractions of less than one (1) metric ton) in excess of the said one point five percent (1.5%) of deficiency.

(c)          In the event of such deficiency in the deadweight of the VESSEL being more than three percent (3%) of the guaranteed deadweight, the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as specified in Article VI. 5. hereof, cancel this CONTRACT or accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for three percent (3%) only.

5.              EFFECT OF CANCELLATION

(a)         The liquidated damages payable according to the provisions of each Paragraph under this ARTICLE are cumulative and not exclusive.

(b)         It is expressly understood and agreed by the parties hereto that in any case, if the BUYER cancels this CONTRACT under this Article, the BUYER, save for its rights and remedies set out in Article X.5 hereof, shall not be entitled to any liquidated damages.

(End of Article)

ARTICLE IV: INSPECTION AND APPROVAL

1.              APPOINTMENT OF BUYER’S REPRESENTATIVE

The BUYER shall timely dispatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter called the “BUYER’S REPRESENTATIVE”), who shall be duly accredited in writing by the BUYER to supervise adequately the construction by the BUILDER of the VESSEL, her equipment and all accessories. Before the commencement of any item of work under this CONTRACT, the BUILDER shall, whenever reasonably required, previously exhibit, furnish to, and within the limits of the BUYER’S REPRESENTATIVE’s authority, secure the approval from the BUYER’S REPRESENTATIVE of any and all plans and drawings prepared in connection therewith. Upon appointment of the BUYER’S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER’S REPRESENTATIVE.

The BUYER shall have the right to replace or substitute any of its representatives upon prior notice to the BUILDER. One individual BUYER’S REPRESENTATIVE shall be nominated by the BUYER in writing from time to time as having authority to bind the BUYER on certain matters as provided in this Article and that nominated BUYER’S REPRESENTATIVE shall alone be so authorized in respect of such matters and no other BUYER’S REPRESENTATIVE shall be authorized to so bind the BUYER in respect of such matters.

However, in any case, the BUYER shall not appoint any employees of the BUILDER or the persons who had been employed by the BUILDER within one (1) year before the BUYER’s appointment of such ex-employee of the BUILDER as the BUYER’S REPRESENTATIVE or his assistants or employees of the BUYER without the BUILDER’s prior written consent.

2.              AUTHORITY OF THE BUYER’S REPRESENTATIVE

According to the BUYER’s written authorization, such BUYER’S REPRESENTATIVE shall, at all times during working hours of the construction until delivery of the VESSEL, have the right to inspect the VESSEL, her equipment and all accessories, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the SPECIFICATIONS and the PLAN.

The BUILDER will endeavor to arrange for the inspection by the BUYER’S REPRESENTATIVE during working hours of the BUILDER. However, such inspection may be arranged beyond the BUILDER’s normal working hours, including weekend and/or holiday if this is considered necessary by the BUILDER in order to meet the BUILDER’s construction schedule, on the condition that the BUILDER will inform the BUYER’S REPRESENTATIVE at least Two (2) working days in advance of such inspection.

The BUYER’S REPRESENTATIVE shall, within the limits of the authority conferred upon him by the BUYER, make decisions or give advice to the BUILDER on behalf of the BUYER within reasonable time on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating to the utmost with the BUILDER in the construction process of the VESSEL.

The decision, approval or advice of the BUYER’S REPRESENTATIVE shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER.

Provided that the BUYER’S REPRESENTATIVE or his assistants shall comply with the foregoing obligations, no act or omission of the BUYER’S REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under Article IX (WARRANTY OF QUALITY). The BUYER’S REPRESENTATIVE shall notify the BUILDER within reasonable time in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT and the SPECIFICATIONS or the PLAN and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

However, if the BUYER’S REPRESENTATIVE fails to submit to the BUILDER, within one (1) working day after any inspections or tests, or in the case of major inspection or test items, within two (2) working days, any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL, which the BUYER’S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS, the BUYER’S REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date. Such major inspection or test items shall be decided and agreed by the parties to this CONTRACT at the time of the BUYER’s approval of an inspection and test plan submitted by the BUILDER upon the BUYER’S REPRESENTATIVE’s work commencement or opening up of his office at the SHIPYARD, whichever is the earlier.

The BUILDER shall comply with any such demand which is not contradictory to this CONTRACT and the SPECIFICATIONS or the PLAN, provided that any and all such demands by the BUYER’S REPRESENTATIVE with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorized representative of the BUILDER. The BUILDER shall notify the BUYER’S REPRESENTATIVE of the names of the persons who are from time to time authorized by the BUILDER for this purpose.

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER’s reasonable discretion in view of the construction schedule of the VESSEL.

In the event that the BUYER’S REPRESENTATIVE shall advise the BUILDER that he has discovered or believes the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS or the PLAN, and the BUILDER shall not agree with the views of the BUYER’S REPRESENTATIVE in such respect, either the BUYER or the BUILDER may, with the agreement of the other party, seek an opinion of the CLASSIFICATION SOCIETY or failing such agreement, request an arbitration in accordance with the provisions of Article XIII hereof. The CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, shall determine whether or not a nonconformity with the provisions of this CONTRACT, the SPECIFICATIONS and the PLAN exists. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUYER, then in such case the BUILDER shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the VESSEL, the BUILDER may make a proposal for a fair and reasonable adjustment of the CONTRACT PRICE in lieu of such alterations and changes, such proposal to be subject to the mutual agreement of the BUILDER and BUYER. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUILDER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the BUILDER for the proven loss and damages incurred by the BUILDER as a result of the dispute herein referred to.

3.              APPROVAL OF DRAWINGS

All plans and drawings and instruction books to be in English.

(a)         The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings to be submitted to the BUYER for its approval at its address as set forth in Article XVIII hereof. The BUYER shall, within twenty one (21) days including mailing time after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with the approval or comments, if any, of the BUYER. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(b)         When and if the BUYER’S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 1 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER’S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

The BUYER’S REPRESENTATIVE shall, within seven (7) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawing with his approval or comments written thereon, if any. Approval by the BUYER’S REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this CONTRACT.

(c)          In the event that the BUYER or the BUYER’S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment. In the event the plans and drawings submitted by the BUILDER to the BUYER or the BUYER’S REPRESENTATIVE in accordance with this Article do not meet with the BUYER’s or the BUYER’S REPRESENTATIVE’s approval, the matter may be submitted by either party hereto for determination pursuant to Article XIII hereof. If the BUYER’s comments on the plans and drawings that are returned to the BUILDER by the BUYER within the said time limit are not clearly specified or detailed, the BUILDER shall seek clarification from the BUYER prior to implementing them which clarification must be provided in writing by the BUYER within five (5) days of such request from the BUILDER. If the BUYER shall fail to provide the BUILDER with such clarification within the said time limit, then the BUILDER shall be entitled to place its own interpretation on such comments in implementing them.

4.              SALARIES AND EXPENSES

All salaries and expenses of the BUYER’S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER’s account.

5.              RESPONSIBILITY OF THE BUILDER

(a)         The BUILDER shall provide the BUYER’S REPRESENTATIVE and his assistants free of charge with suitably furnished office space at, or in the immediate vicinity of, the SHIPYARD together with access to telephone, internet connection, printer/copier and facsimile facilities, air conditioning, toilets, and computer outlet to enable the BUYER’S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay for the telephone high speed internet connection and facsimile facilities used by the BUYER’S REPRESENTATIVE or his assistants.

The BUILDER shall provide full assistance and advice how to obtain the necessary visas,

working permits and/or other document that may be necessary for the BUYER’S REPRESENTATIVE to enter and remain and work in Korea without delay provided that the BUYER’S REPRESENTATIVE meets the requirements and laws of Korea.

The BUILDER, its employees, agents and subcontractors, during its working hours until delivery of the VESSEL, shall arrange for them to have free and ready access to the VESSEL, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security) where work is being done, or materials are being processed or stored in connection with the construction of the VESSEL including the premises of sub-contractors.

The BUYER’S REPRESENTATIVE or his assistants or employees shall observe the work’s rules and regulations prevailing at the BUILDER’s and its sub-contractor’s premises. The BUILDER shall promptly provide to the BUYER’S REPRESENTATIVE and/or his assistants and shall ensure that its sub-contractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

The BUILDER is responsible for ensuring at all times that a safe working environment and proper access is provided to the works and/or areas of inspection. Failure to provide proper, safe access at either the BUILDER or any appointed sub contractor may result in declining an inspection provided that justifiable grounds are presented to the BUILDER. Such time and impact to schedule are for the BUILDER’s account / responsibility.

(b)        The BUYER’S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER, and not of the BUILDER. The BUILDER shall not be liable to the BUYER or the BUYER’S REPRESENTATIVE or to his assistants or to the BUYER’s employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the gross negligence or willful misconduct of the BUILDER, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of property of the BUYER or of the BUYER’S REPRESENTATIVE or his assistants or the BUYER’s employees or agents, unless such damages, loss or destruction is caused by the gross negligence or willful misconduct of the BUILDER, its sub-contractors, or its or their employees or agents.

6.              RESPONSIBILITY OF THE BUYER

The BUYER shall undertake and assure that the BUYER’S REPRESENTATIVE shall carry out his duties hereunder in accordance with the normal shipbuilding practice and in such a way so as to avoid any unnecessary and unreasonable increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace the BUYER’S REPRESENTATIVE who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction.

The BUYER shall investigate the situation by sending its representative (s) to the SHIPYARD, if necessary, and if the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect such replacement as soon as conveniently arrangeable.

The BUILDER’s employees, agents, subcontractors and so forth shall at all times remain under the BUILDER’s responsibility. The BUYER shall not be liable to the BUILDER, or the BUILDER’s employees, agents, subcontractors and so forth for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or his subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death are caused by the gross negligence of the BUYER, its employees including the BUYER’S REPRESENTATIVE and his assistants or agents. The BUYER shall not be liable to the BUILDER, or the BUILDER’s employees, agents, subcontractors and so forth for damages to, or loss or destruction of property of the BUILDER, or the BUILDER’s employees, agent, subcontractors and so forth unless such damages, loss or destruction were caused by the gross negligence of the BUYER, or its employees or agents.

(End of Article)

ARTICLE V: MODIFICATION, CHANGES AND EXTRAS

1.              HOW EFFECTED

Minor modifications or changes to the SPECIFICATIONS and the PLAN under which the VESSEL is to be constructed may be made at any time hereafter by written agreement of the parties hereto.

Any modification or change requested by the BUYER which does not affect the frame-work of the SPECIFICATIONS or the PLAN and also does not adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments which have been entered into at that time shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE(if any), deadweight and/or cubic capacity, speed requirements, the Delivery Date and other terms and conditions of this CONTRACT reasonably required as a result of such modifications or change.

The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS and the PLAN until the BUYER and BUILDER has agreed to the necessary adjustments to the Contract Price of the VESSEL, the time of delivery and any other alterations in this CONTRACT, or the SPECIFICATIONS. The BUILDER shall be entitled to refuse to make any alteration, change or modification of the SPECIFICATIONS and/or the PLAN requested by the BUYER, if the BUYER and BUILDER do not agree to the aforesaid adjustments within seven (7) days of the BUILDER’s notification of its proposal for the same to the BUYER, or, if, in the BUILDER’s reasonable judgement, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER, however, agrees to exert its best efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the SPECIFICATIONS and the PLAN may be effected by exchange of letters, e-mail or facsimiles manifesting the agreement.

The letters, e-mail and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS or the PLAN under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change the SPECIFICATIONS or the PLAN, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2.              SUBSTITUTION OF MATERIAL

If any materials, machinery or equipment required for the construction of the VESSEL by the SPECIFICATIONS and the PLAN or otherwise under this CONTRACT cannot be procured in time to meet the BUILDER’s construction schedule for the VESSEL, or are in short supply provided that they have been timely ordered, or are unreasonably high in price compared with the prevailing international market price on the date of signing this CONTRACT provided that they have been timely ordered, the BUILDER may supply, subject to the BUYER’s prior approval in writing, other materials, machinery or equipment of equal quality and effect capable of meeting the requirements of the CLASSIFICATION SOCIETY and the rules, regulations and requirements with which the construction of the VESSEL must comply.

Furthermore, it is expressly agreed that should the BUILDER have to use any steel plate made in China they will only use steel plate produced by major Chinese steel mills used by Hyundai Heavy Industries Group. No Brazilian steel will be used for any of the structural parts of the VESSEL without the BUYER’s prior approval in its absolute discretion. All steel for the structural parts of the VESSEL to be provided in accordance with the CLASSIFICATION SOCIETY’s standards and approvals.

3.              CHANGES IN RULES AND REGULATIONS

If any requirements as to CLASSIFICATION SOCIETY or as to the specified rules and regulations with which the construction of the VESSEL is required to comply in Article I. 3. (a) are altered or changed by the CLASSIFICATION SOCIETY or other regulatory bodies authorized to make such alterations or changes, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within ten (10) working days after giving the notice to the BUILDER or receiving the notice from the BUILDER, the BUYER shall advise the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide.

The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall first agree to:

(a)         any increase or decrease in the CONTRACT PRICE of the VESSEL that is occasioned by such compliance;

(b)         any extension or advancement in the Delivery Date of the VESSEL that is occasioned by such compliance;

(c)          any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity ;

(d)         adjustment of the guaranteed speed if such compliance results in any increase or reduction in the speed; and

(e)          any other alterations in the terms of this CONTRACT or of the SPECIFICATIONS or the PLAN or both, if such compliance makes such alterations of the terms necessary.

Any delay in the construction of the VESSEL caused by the BUYER’s delay in making a decision or agreement as above shall constitute a permissible delay under this CONTRACT.  Such agreement by the BUYER shall be effected in the same manner as provided above for modification and change of the SPECIFICATIONS and the PLAN.

(End of Article)

ARTICLE VI: TRIALS AND COMPLETION

GENERAL

The BUILDER shall carry out and run the tests and trials on the VESSEL in the manner and to the extent as described in the SPECIFICATIONS (and the trials schedule) and otherwise as may be required by the CLASSIFICATION SOCIETY.

1.              NOTICE

When the VESSEL is substantially complete and in a safe and fit state to proceed to sea, with all appropriate safety and lifesaving equipment onboard for the expected number of persons to be present, the BUILDER shall notify the BUYER in writing or by e-mail or facsimile at least fourteen (14) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the Korean port from which the VESSEL will commence her trial run and approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER five (5) days in advance of the trial run by e-mail or facsimile.

The BUYER’S REPRESENTATIVE(s), who is/are to witness the performance of the VESSEL during such trial run, shall be present at such place on the date specified in such notice. Should the BUYER’S REPRESENTATIVE(s) fail to be present after the BUILDER’s due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only without the BUYER’S REPRESENTATIVE(s) being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate issued by the BUILDER that the VESSEL, after the trial run, subject to alterations and corrections, if necessary, has been found to conform with the SPECIFICATIONS and this CONTRACT and is satisfactory in all respects, provided the BUILDER first makes such corrections and alterations promptly.

2.              WEATHER CONDITION

In the event of unfavourable weather on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognize that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial run, the weather should become so unfavourable that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by such unfavourable weather conditions shall also operate to extend the Delivery Date of the VESSEL for the period of delay occasioned by such unfavourable weather conditions. For the purposes of this paragraph 2, unfavourable weather conditions shall be taken as Beaufort Scale Force 6 and above.

3.            HOW CONDUCTED

All expenses in connection with the trials of the VESSEL are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary crew to comply with conditions of safe navigation. The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfillment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

The BUILDER shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER’s judgement. The BUILDER shall have the right to repeat any trial whatsoever as it deems necessary.

4.              CONSUMABLE STORES

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and such other ballast as may be required) to bring the VESSEL to the trial load draft, as specified in the SPECIFICATIONS, shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the engine specifications and the BUYER shall decide and advise the BUILDER of the supplier’s name for lubricating oil and greases prior to the steel cutting of the VESSEL, provided that the supplier shall be acceptable to the BUILDER and/or the makers of all the machinery.

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’s purchase price for such supply in Korea (with supporting invoices and documents provided) and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER’s purchase price thereof (with supporting invoices and documents provided).The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

5.              ACCEPTANCE OR REJECTION

(a)             Upon completion of sea trial, the BUILDER shall give the BUYER a notice in writing or by e-mail or telefax of the result of the sea trial, as and if the BUILDER considers that the result of sea trial indicates conformity of the VESSEL to this CONTRACT and the SPECIFICATIONS and PLAN.

(b)             The BUYER shall within four (4) working days after receipt of such notice notify the BUILDER in writing or by e-mail or telefax of its acceptance or rejection of the VESSEL, provided that in case of rejecting the VESSEL, the BUYER shall set out in its notice of rejection a detailed, clear explanation of all and any aspects of the VESSEL which it considers do not comply with this CONTRACT, the SPECIFICAITONS and/or the PLAN.

(c)              If the BUILDER is in agreement with the BUYER’s determinations as to non-conformity, the BUILDER shall make such alterations or changes as may be necessary to correct such non-conformity and shall prove the fulfillment of the CONTRACT and SPECIFICATIONS by such tests or trials as may be necessary. If the BUILDER is not in agreement with the BUYER’s determination as to non-conformity, each party shall be entitled to refer the disagreement for determination as per Article XIII.

(d)             The BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items which do not in any way affect the safety or the operation of the Vessel judged from the point of view of the BUILDER’s shipbuilding practice for Crude Oil Carrier, as the BUILDER has been performing for its other clients and HSQS (Hyundai Samho Shipbuilding Quality Standard) as not being in conformity with the SPECIFICATIONS, but, in that case, the BUILDER shall not be released from the obligation to correct and/or remedy for its own account such minor or insubstantial items as soon as practicable after the delivery of the VESSEL. If inconvenient for the VESSEL to have such items corrected and/or remedied at the SHIPYARD, the BUILDER shall arrange to have such corrections or remedies carried out elsewhere, and may, if practicable, do such work while the VESSEL is sailing. The BUYER may in its absolute discretion accept a payment in lieu of such items being corrected and/or remedied. Any payment in lieu shall be agreed in writing between the BUILDER and the BUYER.

(e)              If during any sea trial any breakdowns occur entailing interruption or irregular performance which can be repaired on board, the sea trial shall be continued after such repairs and be valid in all respects. However, if during the sea trial it becomes apparent that the VESSEL or any part of her equipment requires alterations or correction, the BUILDER shall notify the BUYER promptly in writing or by e-mail or telefax to such effect and shall simultaneously advise the BUYER of the estimated additional time required for the necessary alterations or corrections to be made. The BUYER shall, within five (5) days of receipt from the BUILDER of notice of completion of such alterations or corrections and after such further trials or tests as necessary, notify the BUILDER in writing or by e-mail or telefax of its acceptance or rejection of the VESSEL, all in accordance with the SPECIFICATIONS, PLAN and the CONTRACT, and shall not be entitled to reject the VESSEL on such grounds until such time.

(End of Article)

ARTICLE VII: DELIVERY

1.              TIME AND PLACE

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat at a quay on or before March 15, 2016 (hereinafter called the “DELIVERY DATE”) after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permit extensions of the time for delivery of the VESSEL, the aforementioned DELIVERY DATE shall be extended accordingly.

The BUILDER shall provide the BUYER in writing by e-mail or telefax thirty (30) days approximate notice of readiness and fourteen (14), seven (7) and three (3) days definite notice of readiness for delivery of the VESSEL.

2.              WHEN AND HOW EFFECTED

Provided that the BUYER shall concurrently with delivery of the VESSEL release to the BUILDER the fifth instalment as set forth in Article X.2.hereofand shall have fulfilled all of its obligations provided for in this CONTRACT (as it may have been amended from time to time) prior to the delivery of the VESSEL, delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which PROTOCOL shall be prepared induplicate and signed by each of the parties hereto.

3.              DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)         PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS,

(b)         PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, all as specified in the SPECIFICATIONS,

(c)          PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER under Article VI. 4. hereof,

(d)         FINISHED DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost,

(e)          ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including

(i)	Classification Certificate

(ii)	Safety Construction Certificate

(iii)	Safety Equipment Certificate

(iv)	Safety Radiotelegraphy Certificate

(v)	International Loadline Certificate

(vi)	International Tonnage Certificate

(vii)	BUILDER’s Certificate (duly notarized and legalized)

(viii)	Ship Sanitation Control Exemption Certificate

(ix)	Classification Certificate for anchor, chains and mooring ropes, machinery and equipment

(x)	Certificate for life-boats and life saving equipments

(xi)	Certificates for navigation lights and special signal lights

(xii)	International Oil Pollution Prevention Certificate

(xiii)	Compass adjustment Certificate

(xiv)	Suez Canal Tonnage Certificate

(xv)	Deadweight Certificate

(xvi)	Certificate for Provision Crane, Hose Handling Crane and Engine Room Crane

(xvii)	International Air Pollution Prevention Certificate

(xviii)	Coating Technical File

(xix)	International Sewage Pollution Certificate

(xx)	Class approved Loading Manual

(xxi)	Certified Cargo oil tanks calibration

(xxii)	Ballast Management Certificate

(xxiii)	Emergency Towing System

(xxiv)	Engine Technical File (NOx)

(xxv)	Load Test certificates for all designated lifting lugs / points installed (more than 3.0 ton S.W.L) (issued by the BUILDER)

The above list of Certificates and Documents is indicative and may possibly not include all the Required Certificates and Documents for the VESSEL as she is specified in her CLASSIFICATION notation to conduct unrestricted trade. However it is agreed that all the required CLASSIFICATION SOCIETY and Statutory Certificates and Documents should be furnished by the BUILDER to the BUYER.

All certificates or relevant documents which are to be duly notarized and legalized shall be agreed between the parties prior to delivery. All certificates to be delivered in one (1) original and two (2) copies to the BUYER.

If any Certificate, Drawing, Plan, Diagram or other documents referred to in this Article, through no fault on the part of BUILDER, cannot be provided upon delivery and if the absence thereof does not impede the navigation or management of the VESSEL and/or constitute a breach of the statutory requirements of the flag state, of the VESSEL or the requirements of the CLASSIFICATION SOCIETY, a provisional/interim certificate shall be acceptable by the BUYER provided the formal Certificate, Drawing, Plan, Diagram or other document be delivered as soon as practicable after delivery of the VESSEL.

(f)           DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the prefecture or country of the port of delivery, as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this CONTRACT.

(g)          COMMERCIAL INVOICE made by the BUILDER.

(h)         BILL OF SALE made by the BUILDER.

4.              TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this CONTRACT and the SPECIFICATIONS, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as provided above.

5.              TITLE AND RISK

Title to and risk of the VESSEL and her equipment (but excluding the BUYER’s supplies) shall pass to the BUYER upon Delivery and Acceptance of the VESSEL being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in Article IX and the obligation to correct and/or remedy, as provided in Article VI. 5(d), if any. It is expressly understood between the parties hereto that, until such Delivery and Acceptance is effected, the

VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or Authorities, whether Korean or foreign, and whether at war or at peace. The title to the BUYER’s supplies as provided in Article XII shall remain with the BUYER and the BUILDER’s responsibility for such BUYER’s supplies shall be as described in Article XII.2.

6.              REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon Delivery and Acceptance thereof and shall remove the VESSEL from the SHIPYARD within three (3) working days after Delivery and Acceptance thereof is effected.

From the delivery of the VESSEL until the actual removal thereof from the SHIPYARD, the BUYER shall be responsible for the safety and preservation of the VESSEL in all respects, including without limitation, keeping the VESSEL insured at his own cost, and furthermore, the BUYER shall indemnify and hold the BUILDER free and harmless against any liability or claims including without limitation, the claims of his insurers arising out of any accident whatsoever , unless caused by the gross negligence or willful misconduct of the BUILDER, his employee or agent.

Port dues and other charges levied by the Korean Government Authorities after Delivery and Acceptance of the VESSEL and any other costs related to the removal of the VESSEL shall be borne by the BUYER.

(End of Article)

ARTICLE VIII: DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)

1.              CAUSES OF DELAY

If, at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events: namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, shortage or prolonged failure of electric current, freight embargoes, or defects in major forgings or castings, delays or defects in the BUYER’s supplies as stipulated in Article XII, if any, or shortage of materials, machinery or equipment or inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or delays in the BUILDER’s other commitments resulting from any such causes as described in this Article which in turn directly delay the construction of the VESSEL or the BUILDER’s performance under the CONTRACT (the BUILDER treating this CONTRACT not less favorably than other commitments), or delays caused by the CLASSIFICATION SOCIETY or the BUYER’s faulty action or omission, or other causes beyond the control of the BUILDER, or its sub-contractors, as the case may be, then in the event of delays due to the happening of any of the aforementioned contingencies, the DELIVERY DATE of the VESSEL under this CONTRACT shall be extended for a period of time which shall not exceed the total accumulated time of all such delays provided however that:

(i)             the delay in respect of which the BUILDER is claiming relief was beyond its reasonable control or that of its employees, suppliers and subcontractors and was not caused or contributed to by any error, neglect, act or omission of the BUILDER or of its agents, employees or subcontractors, nor by any breach of this CONTRACT;

(ii)          the delay impacts upon the Vessel’s construction schedule and completion;

(iii)       the BUILDER has shown due diligence in choice of sub-contractor; and

(iv)      the BUILDER has taken all reasonable steps to mitigate its effect upon the construction of the VESSEL,

For the avoidance of doubt, where two delay events as described in this paragraph 1(a) occur simultaneously or overlap with each other, such delays caused by such events shall not be double-counted.

2.              NOTICE OF DELAYS

Within seven (7) days after commencement of any delay on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL, excluding delays due to arbitration, the BUILDER shall advise the BUYER in writing or by e-mail or facsimile of the date such delay commenced, the reasons thereof and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER if reasonably available with evidence to justify the delay claimed. Within seven (7) days after such cause of delay ends, the BUILDER shall likewise advise the BUYER in writing or by e-mail or facsimile of the date that such cause of delay ended, and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay. Failure of the BUYER to object to the BUILDER’s notification of any claim for extension of the date for delivery of the VESSEL within seven (7) days after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension of the DELIVERY DATE.

Failure of the BUILDER to give notice of any relevant delay event in accordance with this paragraph 2 shall be deemed a waiver of the BUILDER’s right to postpone the DELIVERY DATE under this Article VIII in respect of such relevant delay event.

3.              RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIII.7, (ii) the BUYER’s defaults under Article XI.1 and XI.2., (iii) modifications and changes under Article V.1 and V.3 or (iv) delays or defects in the BUYER’s supplies as stipulated in Article XII.1, aggregates two hundred and sixty (260) days or more (inclusive of the thirty (30) days grace period as per Article III.1.(a)), then, the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER and the BUILDER, upon receipt of such notice, and upon the BUYER’s demand, shall refund in accordance with the provisions of Article X.5 hereof all payments made to the BUILDER by the BUYER.

If the BUYER has not served the notice of cancellation as provided in the above or Article III.1 hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either two hundred and sixty (260) days in case of the delays referred to in this Paragraph 3 or two hundred and ten (210) days in case of the delay in Article III.1, notify the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing or by e-mail or facsimile that the BUYER make an election either to cancel this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within seven (7) business days after receipt of such demand, make and notify the BUILDER of such election. If the BUYER elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

(a)         Such future date shall become the contractual delivery date for the purposes of this CONTRACT and shall be subject to extension by reason of permissible delays as herein provided, and

(b)         If the VESSEL is not delivered by such revised contractual delivery date (as extended by reason of permissible delays), the BUYER shall have the same right of cancellation upon the same terms as provided in the above and Article III. 1.

If the BUYER shall not make an election within seven (7) business days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

4.              DEFINITION OF PERMISSIBLE DELAYS

Delays on account of the foregoing causes specified in Paragraph 1 above shall be understood to be permissible delays, and are to be distinguished from non-permissible unauthorized delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as provided in Article III hereof.

(End of Article)

ARTICLE IX: WARRANTY OF QUALITY

1.              GUARANTEEOF MATERIAL AND WORKMANSHIP

Subject to the provisions hereinafter set forth, the BUILDER undertakes to remedy, free of charge to the BUYER, any defective design, construction, material and/or workmanshipand/or negligent or other improper acts or omissions (hereinafter called the “DEFECT(S)”) on the part of the BUILDER and/or its sub-contractors, provided that the defect is discovered within a period of twelve (12) months after the date of delivery of the VESSEL and a notice thereof is duly given to the BUILDER as hereinafter provided.

For the purpose of this Article the VESSEL shall include her hull, machinery and equipment, painting and coatings thereof but shall exclude any parts for the VESSEL which have been supplied by or on behalf of the BUYER under Article XII.

The BUILDER agrees that upon the expiry of this guarantee it shall assign (to the extent to which it may validly do so and such supplier guarantee extends beyond twelve (12) months after the date of delivery of the VESSEL) to the BUYER, all rights, title and interest that the BUILDER may have in and to all guarantees or warranties given by the supplier of any of the appurtenances and materials used in the construction and/or operation of the VESSEL, unless such assignment is against Korean law.

2.              NOTICE OF DEFECTS

The BUYER shall notify the BUILDER in writing or by e-mail or facsimile, of any DEFECTS for which claim is made under this guarantee as promptly as possible after discovery thereof. The BUYER’s written notice shall include full particulars to describe the nature and extent of the DEFECTS. The BUILDER shall have no obligation for any DEFECTS discovered prior to the expiry date of the said twelve (12) months period, unless notice of such DEFECTS is received by the BUILDER no later than seven (7) business days after such expiry date.

3.              REMEDY OF DEFECTS

(a)         The BUILDER shall remedy, at its expense, any DEFECT against which the VESSEL or any part of the machinery or equipment thereof is guaranteed under this Article IX, by making all necessary repairs or replacements at the SHIPYARD or elsewhere as provided for in (b) hereinbelow.

(b)         However, if it is impractical to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any other shipyard or works than the SHIPYARD, the BUYER shall first, but in all events as soon as possible, give the BUILDER notice in writing or by e-mail or facsimile of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the DEFECTS complained of. The BUILDER shall in such case, promptly advise the BUYER in writing or by e-mail or facsimile, after such examination has been completed, of its acceptance or rejection of the DEFECTS as ones that are covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the DEFECTS as justifying remedy under this Article IX, or upon the award of the arbitration tribunal so determining, or if the BUILDER neither accepts nor rejects the defects nor requests arbitration within sixty (60) days after its receipt of the BUYER’s notice of defects, the BUILDER shall pay to the BUYER for such repairs or replacements a sum equal to the actual direct cost of the repairs or replacements, as evidenced in United States Dollars by the final invoices of the relevant shipyard/repairer or supplier, however, the amount of the BUILDER’s payment to the BUYER for such repairs or replacements shall not exceed the average cost quoted by two reputable repair yards in Singapore.

(c)          In any case, the VESSEL shall be taken at the BUYER’s costs and responsibility to the place elected, ready in all respects for such repairs or replacements and in any event, the BUILDER shall not be responsible for towage, dockage, wharfage, port charges or any other cost or expenses whatsoever incurred by the BUYER in getting and keeping the VESSEL ready for such repairs or replacements.

(d)         In the event that it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the BUYER under the terms of C.I.F. port designated by the BUYER.

(e)          The BUILDER reserves the option to retrieve, at the BUILDER’s cost, any of the replaced equipment/parts in case DEFECTS are remedied in accordance with the provisions in this Article IX.

(f)           Any dispute under this Article IX shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

(g)          In case any amount, which the BUILDER should pay to the BUYER for a single claim in accordance with this Article, is over US$100,000, then the BUILDER shall immediately pay to the BUYER such amount.

4.              EXTENT OF BUILDER’S RESPONSIBILITY

(a)         After delivery of the VESSEL the BUILDER shall have no responsibility for any other DEFECTS whatsoever in the VESSEL than the DEFECTS specified in paragraph 1 of this Article IX and Article VI. 5(d). The BUILDER shall have no liability whatsoever in any circumstances whatsoever to the BUYER or to any third party for anything except the cost of repairing the DEFECT itself. The BUILDER shall not in any circumstances be responsible or liable for any consequential or special losses, damages or expenses including, but not limited to, loss of time, loss of profit or earning or demurrage directly or indirectly occasioned to the BUYER or any third party by reason of the DEFECTS specified in paragraph 1 of this Article or due to repairs or other works done to the VESSEL to remedy such DEFECTS or any other consequential or special losses, damages or expenses related to any liability, cost or expense whatsoever or howsoever arising in connection with any damage to the VESSEL or to any cargo or to any other property owned by the BUYER or any third party caused as a result of the DEFECT and after delivery the BUYER shall hold the BUILDER harmless and indemnify the BUILDER against any such claim from the BUYER or any third party whatsoever in respect of any such matters and in respect of any other claims relating to the VESSEL for which the BUILDER does not expressly give an warranty to the BUYER under this Article.

(b)        The BUILDER shall not be responsible for any DEFECTS in any part of the VESSEL which may subsequent to delivery of the VESSEL have been replaced or in any way repaired by any persons other than the BUILDER and/or its nominated sub-contractors, or for any DEFECTS which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other circumstances beyond the control of the BUILDER.

(c)          The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition whether expressly set out in this CONTRACT or imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the BUILDER for and to the BUYER.

Any major parts or materials (including painting or coating) replaced during the Guarantee Period under Paragraph 1 of this Article shall be guaranteed for a further twelve (12) months, but not more than eighteen (18) months from delivery of the VESSEL.

(End of Article)

ARTICLE X: PAYMENT

1.              CURRENCY

All payments under this CONTRACT shall be made in United States Dollars.

2.              TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows.

(a)         First Instalment

Twenty percent (20%) of the CONTRACT PRICE amounting to U.S.Dollars Nineteen Million Sixty Thousand (US$ 19,060,000) shall be paid within three (3) business days after the BUYER’s receipt of the Letter of Guarantee via SWIFT, duly issued in accordance with Paragraph 8 of this Article, but in any event not earlier than 20th, December 2013.

Under this CONTRACT, in counting the business days, only Saturdays and Sundays are excepted. When a due date falls on a day when banks are not open for business in any of New York, London, Singapore or Seoul, such due date shall fall due upon the first business day next following.

(b)         Second Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S.Dollars Nine Million Five Hundred Thirty Thousand (US$9,530,000) shall be paid on the date falling six (6) months from the date of signing this CONTRACT.

(c)          Third Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S.Dollars Nine Million Five Hundred Thirty Thousand (US$9,530,000) shall be paid within three (3) business days of receipt by the BUYER of a facsimiled or emailed advice from the BUILDER that first steel cutting of the VESSEL has been commenced and confirmed in writing by the CLASSIFICATION SOCIETY. Such steel cutting to take place not more than twelve (12) months prior to the DELIVERY DATE.

(d)         Fourth Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S.Dollars Nine Million Five Hundred Thirty Thousand (US$9,530,000) shall be paid within three (3) business days of receipt by the BUYER of a facsimiled or emailed advice from the BUILDER that the first block of the keel has been laid and confirmed in writing by the CLASSIFICATION SOCIETY. Such keel laying to take place not more than eight (8) months prior to the DELIVERY DATE.

(e)          Fifth Instalment

Fifty per cent (50%) of the CONTRACT PRICE amounting to U.S.Dollars Forty Seven Million Six Hundred Fifty Thousand (US$47,650,000) plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and V of this CONTRACT shall be paid to the BUILDER concurrently with the delivery and acceptance of the VESSEL, as evidenced by the execution by the parties of the Protocol of Delivery and Acceptance referred to in Article VII of the CONTRACT. The BUILDER shall send to the BUYER a commercial invoice as demand for payment of this instalment.

(The date stipulated for payment of each of the five instalments mentioned above is hereinafter in this Article and in Article XI referred to as the “DUE DATE” of that instalment).

It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof.

3.              DEMAND FOR PAYMENT

At least fourteen(14) days prior to the date of each event provided in Paragraph 2 of this Article X on which any payment shall fall due hereunder, with the exception of the payment of the first instalment, the BUILDER shall notify the BUYER by e-mail or facsimile of the date such payment shall become due.

The BUYER shall immediately acknowledge receipt of such notification by e-mail or facsimile to the BUILDER, and make payment as set forth in this Article. If the BUILDER fails to receive the BUYER’s said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly e-mail or facsimile to the BUYER a second notification of similar import. The BUYER shall immediately acknowledge by e-mail or facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4.                METHOD OF PAYMENT

(a)          All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made in U.S. Dollars on or before the DUE DATE thereof by telegraphic transfer as follows:

(i)                    The payment of the first, second, third, and fourth instalments shall be made to the account of Nong Hyup Bank of Korea, Head Office, Seoul, Korea (hereinafter called “NH Bank”), Account No. 001-1-544582 at JP Morgan Chase Bank, 1 Chase Manhattan Plaza 10th FL, New York, NY 10081, USA (hereinafter called “JPMCB, N.Y.”) in favour of Hyundai Samho Heavy Industries Co., Ltd. (hereinafter called the “HSHI”) under advice by telefax or telex, including swift, to NH BANK by the remitting Bank. If the BUILDER should wish to nominate an alternative bank, the designation, the account number, identity of account holder and name of such account bank shall be notified by the BUILDER to the BUYER at least five (5) business days prior to the DUE DATE.

(ii)                 Upon the cost adjustment to the CONTRACT PRICE in accordance with the provisions of the CONTRACT, the fifth) instalment as provided for in Paragraph 2.(e) of this Article shall be deposited at the account of NH BANK, Account No. 001-1-544582 at JPMCB, N.Y., or any other bank, Seoul, Korea as designated by the BUILDER, by the BUYER in favour of HSHI at least three (3) business days prior to the scheduled delivery date of the VESSEL notified by the BUILDER, with instructions valid for a period of twelve (12) business days that the said instalment is payable to the HSHI against presentation by the BUILDER to NH BANK, or any other bank, Seoul, Korea as the case may be, of a copy of the original PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER, together with an invoice for the amount due under this instalment.

(iii)               If the BUILDER fails to present a copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE to the Bank within the said period of twelve (12) business days or unless the validity of the instruction is further extended by the BUYER based on mutual agreement in writing reached with the BUILDER within the said twelve (12) business days validity period, the BUILDER’s bank shall remit the said amount of the fifth instalment to the BUYER’s bank account immediately upon expiry of the initial twelve (12) business days validity period of the instruction. Interest, if any, accrued by such deposit shall be for BUYER’s account.

In the event of the fifth instalment having been so returned by the Bank to the BUYER, the BUYER shall remit the fifth instalment again to the Bank as laid down in this paragraph upon receipt of a further notice from the Builder for readiness of the Vessel for delivery.

(b)         Simultaneously with each of such payments, the BUYER shall advise the BUILDER of the details of the payments by e-mail or facsimile and at the same time, the BUYER shall cause the BUYER’s remitting Bank to advise NH BANK, or any other bank, Seoul, Korea as the case may be, of the details of such payments by authenticated SWIFT, bank cable or telex.

5.              REFUND BY THE BUILDER

(a)         The payments made by the BUYER to the BUILDER prior to delivery of the VESSEL shall constitute advances to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT or, except in the case of rescission or cancellation of this CONTRACT by the BUILDER under the provisions of Article XI.1 hereof, if the BUYER terminates, cancels or rescinds this CONTRACT pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, the BUILDER shall forthwith refund to the BUYER, in U.S. Dollars, the full amount of total sums paid by the BUYER to the BUILDER in advance of delivery together with interest thereon as herein provided without deduction, set-off or withholding in US dollars.

(b)         The transfer and other bank charges of such refund shall be for the BUILDER’s account. The interest rate of the refund, as above provided, shall be Six per cent (6%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund, provided, however, that if the cancellation of this CONTRACT by the BUYER is based upon delays due to Force Majeure or other causes beyond the control of the BUILDER as provided for in Article VIII.1 hereof, then in such event, the interest rate of refund shall be reduced to Four per cent (4%) per annum for the periods affected by such delays.

(c)          It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this CONTRACT and not by way of compensation for use of money.

(d)         If, the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph 5, the BUILDER shall return to the BUYER all of the BUYER’s supplies as stipulated in Article XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

6.              TOTAL LOSS

If there is a total loss or a constructive total loss of the VESSEL prior to delivery thereof, the BUILDER shall proceed according to the mutual agreement of the parties hereto either:

(a)         to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable cost and time for the construction of such vessel in place of the lost VESSEL; or

(b)         to refund to the BUYER the full amount of the total sums paid by the BUYER to the BUILDER under the provisions of Paragraph 2 of this Article together with interest thereon at the rate of Four per cent (4%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery instalment(s) to the date of payment by the BUILDER to the BUYER of the refund.

(c)          If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be a total loss or constructive total loss, the provisions of (b) hereinabove shall be applied.

7.              DISCHARGE OF OBLIGATIONS

Such refund as provided in the foregoing Paragraphs 5 and 6 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other(other than any obligations of the BUYER in respect of facilities afforded to the BUYER’s REPRESENTATIVE) under this CONTRACT. Any and all refunds or payments due to the BUYER under this CONTRACT shall be made by telegraphic transfer to the account specified by the BUYER.

8.              REFUND GUARANTEE

The BUILDER shall, within thirty (30) days following the execution of this CONTRACT, furnish the BUYER (and prior to the payment of the first instalment) with an assignable letter of guarantee issued by NH BANK via SWIFT for the assurance of and as security for the refund of the pre-delivery instalments under or pursuant to Paragraph 5 and/or Paragraph 6 above plus interest accrued thereon in accordance with this CONTRACT in the form and substance as annexed hereto as Exhibit “A”.

All expenses in issuing and maintaining the letter of guarantee described in this Paragraph shall be borne by the BUILDER.

If the BUILDER fails to provide the Refund Guarantee within thirty (30) days after the date of this CONTRACT, the BUYER shall be entitled to terminate this Contract with immediate effect by written notice to the BUILDER.

(End of Article)

ARTICLE XI: BUYER’S DEFAULT

1.              DEFINITION OF DEFAULT

The BUYER shall be deemed to be in default under this CONTRACT in the following cases:

(a)         If the first, second, third or fourth instalment is not paid to the BUILDER within the respective DUE DATE of such instalments; or

(b)         If the fifth instalment is not deposited in accordance with Article X.4.(a)(ii) hereof or if the said fifth instalment deposit is not released to the BUILDER against presentation by the BUILDER of a copy of the original PROTOCOL OF DELIVERY AND ACCEPTANCE; or

(c)          If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof; or

(d)         If an order or an effective resolution shall be passed for winding up of the BUYER (except for the purpose of reorganization, merger or amalgamation); or

In case the BUYER is in default as set out in Paragraph 1 above, the BUILDER is entitled to and shall have the following rights, powers and remedies in addition to such other rights, powers and remedies as the BUILDER may have elsewhere in this CONTRACT and/or at law, at equity or otherwise.

2.              EFFECT OF THE BUYER’S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the BUYER shall be in default of its obligations under this CONTRACT as provided in Paragraph 1 above, then;

(a)         The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

(b)         The BUYER shall pay to the BUILDER interest at the rate of Six percent (6%) per annum in respect of the instalment(s) in default from the respective DUE DATE to the date of actual receipt by the BUILDER of the full amount of such instalment(s).

(c)          If the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall, in writing or by

e-mail or facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing or by facsimile to the BUILDER that such notification has been received.

(d)         If any of the BUYER’s default continues for a period of fourteen (14) days after the BUILDER’s notification to the BUYER of such default, the BUILDER may, at its option, rescind this CONTRACT by serving upon the BUYER a written notice or e-mail or facsimile notice of rescission confirmed in writing.

(e)          In the event of such cancellation by the BUILDER of this CONTRACT due to the BUYER’s default as provided for in paragraph 1 above, the BUILDER shall be entitled to retain and apply the instalments already paid by the BUYER to the recovery of the BUILDER’s proven loss and damage including reasonable estimated profit (in relation to this CONTRACT) due to the BUYER’s default and the cancellation of this CONTRACT and at the same time the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss and damage. However the BUILDER shall exercise normal commercial diligence to secure the market price obtainable for a sale in such circumstances; and

(f)           The proceeds received by the BUILDER from the sale shall be applied in addition to the instalment(s) retained by the BUILDER as mentioned hereinabove as follows :

First, in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at Six per cent (6%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the BUYER’s default.

Second, if the VESSEL has been completed, in or towards satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at Six per cent (6%) per annum from the respective DUE DATE of the instalment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of construction of the VESSEL, including work, labour, materials and reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered plus interest thereon at Six per cent (6%) per annum from the respective DUE DATE of the instalment in default to the date of sale.

Third, the balance of the proceeds, if any, shall belong to the BUYER, and shall forthwith be paid over to the BUYER by the BUILDER.

In the event of the proceeds from the sale together with instalment(s) retained by the BUILDER being insufficient to pay the BUILDER, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

3.              DEFINITION OF BUILDER’S DEFAULT

The BUILDER shall be deemed to be in default of its obligations under this CONTRACT in the event of:

(i)             The filing of a petition or the making of an order or the passing of an effective resolution for the winding up of the BUILDER (other than for the purpose of reconstruction or amalgamation which has been previously approved in writing by the BUYER), or the appointment of a receiver, administrator, compulsory manager, trustee, liquidator or other similar officer has been made against the BUILDER or any of its assets under the laws of any jurisdiction or the appointment of a receiver of the undertaking or property of the BUILDER, or the insolvency of or a suspension of payments by the BUILDER, or the cessation of the carrying on of business by the BUILDER at any of its shipyards, or the making by the BUILDER of any special arrangement or composition with the creditors of the BUILDER; or any like or similar circumstance occurring under the laws of the Republic of Korea; or

(ii)          The occurrence of any of the events set out in (i) with respect to the bank issuing the Letter of Guarantee referred to in Article X.5, and the failure by the BUILDER within sixty (60) days thereof to replace such bank with an alternative guarantor reasonably acceptable to the BUYER and its bank; or

(iii)       Where the BUILDER:

(a)            remains in default of performance of any obligation or provision of the CONTRACT fourteen (14) days after receiving written notice from the BUYER that the BUILDER is in default; or

(b)             fails, neglects, refuses or is unable during the course of the construction of the VESSEL to provide materials, equipment, services or labour to perform the construction in accordance with the SPECIFICATIONS, the PLAN, and this CONTRACT prior to the date on which the BUYER shall be entitled to cancel this CONTRACT for delay.

4.              EFFECT OF BUILDER’S DEFAULT

If any such default as referred to in Paragraph3 above occurs, then the BUYER may terminate this CONTRACT by promptly notifying the BUILDER in writing but not later than two (2) weeks from the date of the BUILDER’s default takes place or after the period to remedy it has expired. Such cancellation is to be effective as of the date when such notice of cancellation is received by the BUILDER and the provisions of Article X. 5 shall apply in respect of such termination. In any event the BUYER shall be entitled to pursue such claims and remedies as it may elect subject to the applicable law.

(End of Article)

ARTICLE XII: BUYER’S SUPPLIES

1.              RESPONSIBILITY OF THE BUYER

(a)         The BUYER shall, at its cost and expense, supply all the BUYER’s supplies mentioned in the SPECIFICATIONS, if any, (hereinafter called the “BUYER’S SUPPLIES”), to the BUILDER at the SHIPYARD in perfect condition ready for installation and in accordance with the time schedule to be furnished by the BUILDER to meet the building schedule of the VESSEL.

Such schedule to be advised by the BUILDER within six (6) months after this CONTRACT becomes effective according to Article XX.

(b)         In order to facilitate the installation of the BUYER’S SUPPLIES by the BUILDER in or on the VESSEL, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates reasonably required by the BUILDER and shall cause the representative(s) of the makers of the BUYER’S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

(c)          The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER’S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall affect the delivery of the VESSEL.

(d)         Commissioning into good order of the BUYER’S SUPPLIES during and after installation on board shall be made at the BUYER’s expense by the representative of respective maker or the person designated by the BUYER in accordance with the BUILDER’s building schedule.

(e)          Should the BUYER fail to deliver to the BUILDER the BUYER’S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all losses and damages sustained by the BUILDER due to such delay in the delivery of the BUYER’S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided, however, that the BUILDER shall have :

(i)             furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER’S SUPPLIES and

(ii)          given the BUYER written notice of any delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to a claim by the BUILDER under this Paragraph.

Furthermore, if the delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies should exceed ten (10) working days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2.              RESPONSIBILITY OF THE BUILDER

The BUILDER shall be responsible for storing, safekeeping and handling the BUYER’S SUPPLIES which has appropriate proof against weather, dust and theft and, which the BUILDER is required to install on board the VESSEL under the SPECFICATIONS after delivery of such supplies to the SHIPYARD and shall procure that at all times the BUYER’S SUPPLIES are clearly marked as being the property of the BUYER. The BUILDER shall install such supplies on board the VESSEL at the BUILDER’s expense.

The BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER’S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER’S SUPPLIES.

If any of the BUYER’S SUPPLIES are lost or damaged while in the custody of the BUILDER, the BUILDER shall, if the loss or damage is due breach of its obligations under this Paragraph 2, default, negligence or omission on its part, be responsible for such loss or damage.

Upon delivery of the BUYER’S SUPPLIES at the SHIPYARD, the BUILDER and the BUYER shall carry out a joint unpacking inspection of the BUYER’S SUPPLIES so that the condition at the time of delivery can be confirmed.

3.              RETURN OF THE BUYER’S SUPPLIES

If pursuant to the provisions of this CONTRACT the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER, the BUILDER shall either (i)

return to the BUYER all of the BUYER’S SUPPLIES not incorporated into the VESSEL and pay to the BUYER an amount equal to the actual cost of those supplies incorporated into the VESSEL, or (ii) pay to the BUYER an amount equal to the actual cost of all supplies provided to the BUILDER and paid for by the BUYER irrespectively of whether or not the same have been incorporated into the VESSEL by mutual agreement.

(End of Article)

ARTICLE XIII: ARBITRATION

1.              DECISION BY THE CLASSIFICATION SOCIETY

If any dispute arises between the parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretations of the SPECIFICATIONS, the parties may by mutual agreement refer the dispute to the CLASSIFICATION SOCIETY or to such other expert as may be mutually agreed between the parties hereto, and whose decision shall be final, conclusive and binding upon the parties hereto.

2.              LAWS APPLICABLE

Any arbitration arising hereunder shall be governed by and conducted in accordance with the London Maritime Arbitrators’ Association Terms or any statutory modification or re-enactments thereof for the time being in force. The award of the arbitrator shall be final, conclusive and binding upon parties hereto.

3.              PROCEEDINGS OF ARBITRATION

In the event that the parties hereto do not agree to settle a dispute according to Paragraph 1 of this Article and/or in the event of any other dispute of any kind whatsoever between the parties and relating to this CONTRACT or its rescission or any stipulation herein, such dispute shall be submitted to arbitration in London. The parties shall try to agree a single arbitrator to conduct the arbitration.

If the parties cannot agree upon the appointment of the single arbitrator within two (2) weeks after one of the parties has given notice to the other party notifying that the other party refer the dispute to arbitration, the dispute shall be settled by three arbitrators, each party appointing one arbitrator, the third being appointed by the two arbitrators so appointed. In the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators Association to appoint the third arbitrator. If either of the appointed arbitrators refuses or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place.

If one party fails to appoint an arbitrator - either originally or by way of substitution - for two (2) weeks after the other party having appointed its arbitrator, has served the defaulting party notice of default for failure to make the appointment, the President of the London Maritime

Arbitrators Association shall, after application from the party having appointed its arbitrator, also appoint an arbitrator on behalf of the party in default. The award of the arbitration made by the sole arbitrator or by the majority of the three arbitrators as the case may be shall be final, conclusive and binding upon the parties hereto.

4.              NOTICE OF AWARD

The award shall immediately be given to the BUYER and the BUILDER by telefax or e-mail.

5.              EXPENSES

The Arbitrator or the Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

6.              ENTRY IN COURT

In case of failure by either party to respect the award of the arbitration, the judgement may be entered in any proper court having jurisdiction thereof.

7.              ALTERATION OF DELIVERY DATE

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the award may include any postponement of the DELIVERY DATE which the Arbitrator or the Arbitration Board may deem appropriate. To the maximum extent possible and provided the arbitration proceedings or the subject matter of the dispute do not affect the construction of the VESSEL, work under this CONTRACT shall continue during the arbitration of any dispute.

(End of Article)

ARTICLE XIV: SUCCESSORS AND ASSIGNS

1.                  TRANSFER OR ASSIGNMENT BY THE BUYER

The BUILDER agrees that, prior to delivery of the VESSEL, this CONTRACT may, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold or delay, be transferred by novation to or assigned to another company and the title thereof may be taken by another company. In the event of any transfer or assignment pursuant to the terms of this CONTRACT, the transferee or assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT including but not limited to post-construction warranties of quality and the benefit of the Refund Guarantee. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’s obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer or assignment of this CONTRACT by the BUYER shall be for the account of the BUYER.

The BUILDER shall have the right to transfer or assign this CONTRACT at any time after the effective date hereof, provided that prior written agreement is obtained from the BUYER.

2.                  TRANSFER BY THE BUILDER

The BUILDER shall not have the right to assign or transfer this CONTRACT at any time after the Effective Date (as defined in ARTICLE XIX) hereof, unless prior written approval is obtained from the BUYER.

(End of Article)

ARTICLE XV: TAXES AND DUTIES

1.              TAXES

Unless otherwise expressly provided for in this CONTRACT, all costs and taxes including stamp duties, if any, incurred in or levied by any country except Korea in connection with this CONTRACT shall be borne by the BUYER and corresponding costs and taxes in Korea, before delivery of the VESSEL, if any, shall be borne by the BUILDER.

2.            DUTIES

The BUILDER shall hold the BUYER harmless from any payment of duty imposed in Korea upon materials or supplies which, under the terms of this CONTRACT, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

The BUILDER shall likewise hold the BUYER harmless from any payment of duty imposed in Korea in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation and also from the payment of export duties incurred by the BUILDER in Korea, if any, to be imposed upon the VESSEL as a whole or upon any of its parts or equipment. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the VESSEL which are not absolutely required for the construction or operation of the VESSEL.

3.              KOREAN BUNKER SALES TAX

The price of the delivery bunkers remaining on board the VESSEL on the DELIVERY DATE which is to be paid by the BUYER to the BUILDER shall be net of any sales tax payable to the Korean Government.

(End of Article)

ARTICLE XVI: PATENTS, TRADEMARKS AND COPYRIGHTS

1.              PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers.  The BUILDER shall defend and hold harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any in connection therewith. No such liability or responsibility shall be with the BUILDER with regard to components and/or equipment and/or design supplied by the BUYER.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.              RIGHTS TO THE SPECIFICATIONS, PLANS AND ETC.

The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, excepting where it is necessary for usual marketing, operation, repair and maintenance of the VESSEL or registration, classification, insurance or sale of the VESSEL.

In case the BUYER requests the prior written consent of the BUILDER as set out in the above paragraph, the BUYER shall provide the BUILDER with a written undertaking from the recipient stating that (1) he acknowledges and shall observe the foregoing terms concerning the BUILDER’s right to confidential information and (2) any confidential information furnished in tangible form shall not be duplicated by recipient except for the purpose of the job specifically assigned to him. (3) Upon the completion of his job requiring reference to the confidential information, recipient shall return to the BUYER at his option or otherwise destroy all the confidential information received in written or tangible form including copies or reproductions or other media containing such confidential information. (4) Any documents or other media developed by the recipient containing confidential information shall be destroyed by the recipient.

(End of Article)

ARTICLE XVII : COMPLIANCE AND ANTI-BRIBERY

1.              REPRESENTATIONS OF THE PARTIES

During the Term of this CONTRACT and for the duration of any services provided hereunder, each party certifies and represents as follows:

(a)         It will comply with the laws of any jurisdiction applicable to such party as it relates to this CONTRACT, including but not limited to any applicable anti-corruption and anti-bribery laws, also including, without limitation, the United States Foreign Corrupt Practices Act (“US FCPA”), the UK Bribery Act 2010 (“UK Bribery Act”) and the anti-bribery or anti-corruption laws of South Korea as such laws may be amended from time to time.

(b)         In connection with this CONTRACT, it has not and will not make any payments or gifts or provide other advantages, or any offers or promises of payments or gifts or other advantages of any kind, directly or indirectly, to:

a.              any person or entity with the intention of obtaining or retaining a business advantage for itself or the other party to this CONTRACT;

b.              any official or member of any government or any agency or instrumentality thereof; any official or member of any public international organisation or any agency or instrumentality thereof; any or official of a political party or any candidate for political office (herein ‘public official’); or any person while knowing or reasonably suspecting that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any public official, in violation of the UK Bribery Act, the US FCPA or the laws of South Korea.

(c)          In connection with this CONTRACT, it has not and will not request, agree to accept or accept from any person or entity any payments or gifts or other advantages, or any offers or promises of payments or gifts or other advantages of any kind, directly or indirectly, as a reward or inducement to perform its obligations under this CONTRACT in any way improperly.

2.              INDEMNIFICATION

Each party agrees that it will fully indemnify, defend and hold harmless the other party from any claims, liabilities, damages, expenses, penalties, judgments and losses (including reasonable attorneys’ fees) assessed or resulting by reason of a breach of the representations and undertakings contained in this Article XVII to the extent permitted by law.

(End of Article)

ARTICLE XVIII: INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part thereof shall be governed by the laws of England.

(End of Article)

ARTICLE XIX: NOTICE

Any and all notices, requests, demands, instructions, advices and communications in connection with this CONTRACT shall be written in English, sent by registered air mail or facsimile or by hand or email and shall be deemed to be given when first received whether by registered mail or facsimile, by hand or email. They shall be addressed as follows, unless and until otherwise advised:

To the BUILDER	:	HYUNDAI SAMHO HEAVY INDUSTRIES CO., LTD.
93, Daebul-Ro, Samho-Eup, Yeongam-Gun, Jeollanam-Do, Korea

Attention:		Mr. S. W. Chun / Contract Management Dep’t.
Tel : +82 61 460 2649
Facsimile: + 82 61 460 3707
E-mail: swc@hshi.co.kr

To the BUYER	:	NAVIG8 CRUDE TANKERS INC
c/o Navig8 Asia Pte Ltd
3 Temasek Avenue, #25-01 Centennial Tower, Singapore 039190

Attention:		Mr. Daniel Chu
Facsimile: +44 207 467 5867
Tel: +44 207 467 5888
E-mail: legal@navig8group.com

The said notices shall become effective upon receipt of the letter, e-mail or facsimile communication by the receiver thereof. Where a notice by e-mail or facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of the e-mail or facsimile.

(End of Article)

ARTICLE XX: EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

(End of Article)

ARTICLE XXI: EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void and shall be superseded by this CONTRACT.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed in duplicate on the date and year first above written.

BUYER		BUILDER

For and on behalf of		For and on behalf of
NAVIG8 CRUDE TANKERS INC		HYUNDAI SAMHO
HEAVY INDUSTRIES CO., LTD.

By	/s/ Daniel Chu	By	/s/ Sam H. Ka
Name: Daniel Chu		Name: Sam H. Ka
Title: Attorney-in-Fact		Title: Attorney-in-Fact

WITNESS		WITNESS

By	/s/ Siduarth Nair	By	/s/ Y.D. Park
Name: Siduarth Nair		Name: Y.D. Park
Title:		Title: SVP

EXHIBIT “A”

DEED OF GUARANTEE

Date :[          ], 2013

Gentlemen:

We hereby open our irrevocable letter of guarantee number [  ] (this “Guarantee”) in favour of NAVIG8 CRUDE TANKERS INC, a corporation organized and existing under the laws of Marshall Islands and having its principal office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960(hereinafter called the “BUYER”) for account of HYUNDAI SAMHO HEAVY INDUSTRIES CO., LTD., Samho, Korea (hereinafter called the “BUILDER”) as follows in connection with the shipbuilding contract dated [   ], 2013 (hereinafter called “CONTRACT”) made by and between the BUYER and the BUILDER for the construction of 300,000 DWT Class Crude Oil Carrier having the BUILDER’s Hull No.        (hereinafter called the “VESSEL”).

If, in connection with the terms of the CONTRACT, the BUYER shall become entitled to a refund of the advance payment made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably, unconditionally and absolutely guarantee, as primary obligor and not merely as surety, to you, your successors and assignees, the repayment of the same to the BUYER within thirty (30) days after demand not exceeding US$ [  ] (Say U.S. Dollars [   ] only)together with interest thereon at the rate of six per cent (6%) per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this Guarantee will be automatically increased upon the BUILDER’s receipt of the respective instalment, not more than three (3) times, each time by the amount of such instalment plus interest thereon as provided in the CONTRACT, but in any eventuality the amount of this Guarantee shall not exceed the total sum of US$ [  ] (Say U.S. Dollars [   ] only) plus interest thereon at the rate of six per cent (6%) per annum from the date following the date of the BUILDER’s receipt of each instalment to the date of remittance by telegraphic transfer of the refund. However, in the event of cancellation of the CONTRACT being based on delays due to Force Majeure as provided under Article VIII of the CONTRACT, the interest rate of refund shall be reduced to four per cent (4%) per annum as provided in Article X.5of the CONTRACT for the periods affected by such delays.

The payment by us under this Guarantee shall be made(subject to the third paragraph hereof) against the BUYER’s first written demand and signed statement certifying that the BUYER’s demand for refund has been made in conformity with Article X of the CONTRACT and the BUILDER has failed to make the refund within thirty (30) days after the BUYER’s demand. Refund shall be made to the BUYER by telegraphic transfer in United States Dollars. All payments under this Guarantee shall be made without any set-off or counterclaim and without any deduction or withholding for or on account of any taxes, duties or charges whatsoever unless we are compelled by law to deduct or withhold the same, in which case we shall make the minimum deduction or withholding permitted and will pay to you such additional amounts as may be necessary in order that the net amount received by you after such deduction or withholding shall be equal to the amount which would have been received had no such deduction or withholding been made.

In case any refund is made to the BUYER by the BUILDER or by us under this Guarantee, our liability hereunder shall be automatically reduced by the amount of such refund.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days from the date of your claim to the BUILDER referred to above, we receive notification from you or the BUILDER accompanied by written confirmation to the effect that your claim to cancel the CONTRACT or your claim for refundment thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, we shall under this Guarantee, refund to you the sum adjudged to be due to you by the BUILDER pursuant to the award made under such arbitration, or, if applicable, pursuant to a final court judgment issued in relation thereto, immediately upon receipt from you of a demand for the sums so adjudged and a copy of the award or court judgment, as the case may be.

The validity of this Guarantee and our liability under or in connection therewith shall not be discharged, impaired, reduced or in any way affected by any extension of time or other amendment,  variation, modification or supplement whatsoever of or to the CONTRACT nor by the giving of any time or any concession granted by you to the BUILDER or any indulgence, waiver or consent on your part in respect of time or any other terms of the CONTRACT, nor by any delay or failure by you in enforcing your rights under or in connection with the CONTRACT, nor by the liquidation, insolvency, bankruptcy, reorganization, amalgamation, reconstruction or analogous proceedings or other financial failure of the BUILDER or any other person, nor by the illegality, invalidity or unenforceability or any defect in the CONTRACT or any provisions thereof, or any repudiation, termination or rescission thereof or any other matter or circumstance which would (but for the provisions of this paragraph) discharge, impair, affect or reduce our liability under or in connection with this Guarantee.

This Guarantee shall become null and void upon receipt by the BUYER of the sum guaranteed hereby together with interest thereon or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the CONTRACT and, in either case, this Guarantee shall be returned to us.

This Guarantee is valid and effective from the date of this Guarantee until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the provisions of the CONTRACT. However in the event that a dispute in respect of a refund is being resolved by arbitration in accordance with Article XIII of the CONTRACT, then this Guarantee shall continue to remain in force until 30 business days after such arbitration proceedings are concluded and a final arbitration award has been issued.

We agree that you may assign without our prior written consent the benefit of this Guarantee to any lawful assignee of the benefit of the CONTRACT.

This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, interpreted and construed in accordance with the laws of England. The undersigned hereby submits to the exclusive jurisdiction of the courts of England for the settlement of any disputes which may arise out of or in connection with this Guarantee and any non-contractual obligations arising out of or in connection with it. We hereby irrevocably appoint [   ] to act as our agent to receive and accept on our behalf any process or other document relating to any proceedings in the English courts which are connected with this Guarantee.

Very truly yours,

This Guarantee has been executed and delivered as a Deed on the day and year written above.

Signed as a Deed on behalf of [ ],a company incorporated in [ ]
by:

and

being persons who, in accordance with the laws of that territory, are acting under the authority of the company

In the presence of:
Witness’s signature:
Name (print):
Occupation:
Address: